Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206023 on Form S-3, No. 333-204580 on Form S-3, No. 333-203822 on Form S-4, No. 333-197923 on Form S-8, and No. 333-205641 on Form S-8 of our reports dated March 15 2016, relating to the consolidated financial statements of Genco Shipping & Trading Limited and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes 1) an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern; and 2) an explanatory paragraph to describe the consequences to the Company’s consolidated financial statements as a result of applying fresh-start accounting as of July 9, 2014 in conformity with the requirements of Accounting Standards Codification (ASC) Topic 852, Reorganization) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 15, 2016